Exhibit 21.1

SUBSIDIARIES OF HERC HOLDINGS INC. As of December 31, 2020	JURISDICTION OF INCORPORATION
Cinelease Holdings, Inc.	Delaware
Cinelease, Inc.	Nevada
Cinelease, LLC	Louisiana
Herc Build, LLC	Delaware
Herc Intermediate Holdings, LLC	Delaware
Herc Investors, LLC	Delaware
Herc Management Services LLC	Delaware
Herc Purchasing LLC	Delaware
Herc Sales Force A LLC	Delaware
Herc Sales Force B LLC	Delaware
Herc Sales Holdings LLC	Delaware
Herc Receivables U.S. LLC	Delaware
Herc Rentals Inc.	Delaware
Herc Entertainment Services Corporation	Delaware
Herc Rentals Holdings, LLC	Delaware
Herc Rentals 1, LLC	Delaware
Herc Rentals 2, LLC	Delaware
Herc Rentals Employee Services LLC	Delaware
Herc Equipment Rental Company Holdings Netherlands B.V.	Netherlands
Herc Rentals Holdings (HK) Limited	Hong Kong
Matthews Equipment Limited	Ontario, Canada